Exhibit 23.1

       CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM


TO: Applied DNA Sciences, Inc.


         As independent certified public accountants, we hereby consent to the inclusion in the foregoing Amendment No.8 to Form S-B 2 Registration Statement of our report, which includes an explanatory paragraph regarding the substantial doubt about the Company's ability to continue as a going concern, dated October 21, 2005, except for Note J, as to which the date is November 30, 2005 and Note M as to which date is September 16, 2006, relating to the consolidated financial statements of Applied DNA Sciences, Inc. and to the reference to our Firm under the caption "Experts" appearing in the Prospectus.




                           /s/ RUSSELL BEDFORD STEFANOU MIRCHANDANI LLP
                               -------------------------------------------
                               Russell Bedford Stefanou Mirchandani LLP



Mclean, Virginia
November 13, 2006